UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   SULLIVAN, DENNIS W
   PARKER HANNIFIN CORPORATION
   6035 PARKLAND BOULEVARD
   CLEVELAND, OHIO  44124
   USA
2. Issuer Name and Ticker or Trading Symbol
   PARKER HANNIFIN CORPORATION
   PH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   September 30, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   EXECUTIVE VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |      |    | |                  |   |           |7,806.34(1)        |I     |(1)                        |
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Common Stock               |      |    | |                  |   |           |7,210              |I     |Joint w/wife               |
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Common Stock               |9/7/99|M   | |20,000(2)         |A  |$12.444    |182,208            |D     |                           |
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Common Stock               |9/13/9|M   | |20,619(3)         |A  |$12.444    |182,208            |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/3/99|S   | |5,400             |D  |$45.00     |182,208            |D     |                           |
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Common Stock               |9/10/9|S   | |34,600            |D  |$45.00     |182,208            |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/9|G   |V|214               |D  |           |182,208            |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Option to Buy         |$45.00  |8/11/|A   |V|14,795     |A  |8/11/|8/10/|Common stock|14,795 |(4)    |14,795(5)   |D  |            |
                      |        |99   |    | |           |   |00   |99   |            |       |       |            |   |            |
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Option to Buy         |$45.00  |8/11/|A   |V|14,795     |A  |8/11/|8/10/|Common stock|14,795 |(4)    |14,795(5)   |D  |            |
                      |        |99   |    | |           |   |01   |09   |            |       |       |            |   |            |
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Option to Buy         |$12.444 |9/7/9|M   | |27,704(2)  |D  |7/15/|7/14/|Common stock|27,704(|(6)    |0(5)        |D  |            |
                      |        |9    |    | |           |   |93   |02   |            |2)     |       |            |   |            |
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Option to Buy         |$12.444 |9/13/|M   | |28,546(3)  |D  |7/15/|7/14/|Common stock|28,546(|(6)    |0(5)        |D  |            |
                      |        |99   |    | |           |   |93   |02   |            |3)     |       |            |   |            |
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Phantom Stock Units   |1-for-1 |     |    | |           |   |     |     |            |       |       |2,079.862(7)|I  |(7)         |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Parker Retirement Savings Plan, as of June 30, 1999, the latest date for which information is available.
(2) "Pyramid" stock option exercise resulting in net acquisition of 20,000 shares.
(3) "Pyramid" stock option exercise resulting in net acquisition of 20,619 shares.
(4) Granted under the Corporation's 1993 Employee Stock Incentive Program in a transaction exempt under Rule 16b-3.
(5) Mr. Sullivan also owns 191,420 additional options granted pursuant to the Corporation's 1993 Employee Stock Incentive Program at various exercise prices and expiration dates as previously reported.
(6) Granted under the Parker-Hannifin Corporation's Employee Stock Option Plan in a transaction exempt under Rule 16b-3.
(7) Savings Restoration Plan, as of June 30, 1999, the latest date for which information is available.
SIGNATURE OF REPORTING PERSON
Thomas L. Meyer, Attorney-in-Fact
DATE
October 11, 1999